Exhibit 99.2

Transcript of Portion of August 30, 2005 Conference Call

For the first quarter, we had operating income of $21,000 on a Non-GAAP basis, excluding the acquisition earn-out payment and amortization of intangibles related to the acquisition of Acuitrek, which are primarily non cash expenses.

On a GAAP basis, we had an operating loss of $121,000 compared to an operating loss of $464,000 in the first quarter of the prior year.  The improvement can be attributed to our new cost structure, which resulted in a significant reduction in operating expenses.

The net loss for the quarter was $139,000 compared to a net loss in Q1 of 2005 of $474,000.  Clearly, our ability to stabilize revenue, get immediate contributions from our recent acquisition and our reduction in operating expenses produced distinctly improved results in Q1 of 2006 compared to Q1 of 2005.